Exhibit 99.1

Liberty Tax Receives Anticipated Nasdaq Letter and Intends to Request Hearing; Names Michael Piper as New Chief Financial Officer

Former CFO Mark Baumgartner Returns as Strategic Advisor

VIRGINIA BEACH, Va., June 18, 2018 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (“Liberty Tax” or the “Company”)

Liberty Tax, a leader in the tax preparation industry, today announced that, as anticipated, it received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s Class A common stock would be subject to suspension and delisting as a result of the Company’s continued non-compliance with Nasdaq’s filing requirement, as set forth in Listing Rule 5250(c)(1) (the “Rule”), unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”).

Liberty Tax intends to timely request a hearing before the Panel, which request will automatically stay any suspension and delisting action by the Staff for a period of 15 days. The stay may be extended at the option of the Panel upon the Company’s request and support of same and, as such, the Company intends to ask the Panel for a further stay concurrent with its request for a hearing and pending the ultimate conclusion of the hearing process.

At the hearing, the Company intends to present its plan to regain compliance with the Rule and intends to request the continued listing of its Class A common stock on Nasdaq while it works to become current in its periodic filings with the Securities and Exchange Commission, including its Forms 10-Q for the periods ended October 31, 2017 and January 31, 2018, which remain delinquent.  Under the Nasdaq Listing Rules, the Panel may, in its discretion, grant the Company an extension of up to 360 calendar days from the due date for the initial delinquent filing (the Form 10-Q for the period ended October 31, 2017), or December 10, 2018. There can be no assurance that the Panel will grant the Company’s request for a further stay or extension to evidence compliance with the Rule or that the Company will be able to evidence compliance with the Rule within the period of time that may be granted by the Panel.

The Company expects to promptly engage a new independent public accounting firm to complete the review of the Company’s financial statements and periodic reports and is working diligently so that it is in a position to bring its SEC filings up to date.

In addition, Liberty Tax is pleased to announce that Michael Piper became the Company’s Chief Financial Officer, effective June 15.  Additionally, former Chief Financial Officer of the Company Mark Baumgartner will return to the Company to serve as an outside strategic advisor and consultant.

“Both Mike and Mark are familiar with Liberty Tax as they were instrumental in building the Company’s success during their previous tenures,” said Liberty Tax CEO Nicole Ossenfort. “The knowledge and experience they bring will bolster Liberty Tax’s position as an industry leader and innovator.”

Piper brings more than 30 years of financial, operational and strategic experience to the role. Most recently, he served as Chief Financial Officer of CDYNE Corporation, a privately held web service solution provider. Before that, Piper served as the Company’s Vice President of Financial Products and in other roles at the Company including Director of Finance and Director of Financial Products.  He worked for the Company for 13 years before moving to CDYNE Corporation. Piper also served in senior roles in accounting and finance with three publicly traded companies, and he worked for a time at Ernst & Young.

Baumgartner is well-respected across the industry and by the Liberty Tax franchise base. He spent more than 10 years with Liberty Tax as the Company’s Chief Financial Officer before retiring in 2014. He currently serves as Audit Committee Chairman of the privately held Business Financial Services, Inc.

The appointments of Piper and Baumgartner reflect Liberty Tax’s strategy to build a winning corporate structure that integrates the knowledge and experience of franchisees with the talent and expertise of corporate executives.

About Liberty Tax, Inc.

Founded in 1997, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the Company’s intentions to engage a new independent public accounting firm and to timely request a hearing and stay of suspension before the Panel and related matters.  These statements are based upon current expectations, beliefs and assumptions of Company management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the loss of key personnel or inability to engage accounting personnel as needed; the failure to engage an independent public accounting firm to complete the review of the Company’s financial statements and periodic reports; uncertainties relating to the ability of the Company to cure any delinquencies in compliance with Nasdaq Listing Rules; and risks relating to the substantial costs and diversion of personnel's attention and resources due to these matters and related litigation and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s most recent Annual Report on Form 10-K and other SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities. The Company’s forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

MEDIA CONTACT:
Martha O’Gorman
Chief Marketing Officer
Liberty Tax Service
(888) 848-5344
martha@libtax.com